Exhibit 99.1

       Virage Logic Reports Third-Quarter Fiscal 2006 Results;
   License Revenues Increase 7% Sequentially and 20% Year-Over-Year

    FREMONT, Calif.--(BUSINESS WIRE)--July 27, 2006--Virage Logic Corporation (Nasdaq:VIRL), a pioneer in Silicon Aware IP(TM) and leading provider of semiconductor intellectual property (IP) platforms, today reported its financial results for the third fiscal quarter ended June 30, 2006.
    Revenues for the third quarter of fiscal 2006 were $15.3 million, compared with $12.0 million for the third quarter of fiscal 2005 and $15.2 million for the second quarter of fiscal 2006. License revenue for the third quarter of fiscal 2006 was $11.1 million, up 20 percent from $9.3 million year-over-year and up seven percent sequentially from $10.4 million for the previous quarter. Royalties for the third quarter of fiscal 2006 were $4.2 million, compared with $2.7 million for the third quarter of fiscal 2005 and $4.8 million for the second quarter of fiscal 2006.
    As reported under U.S. generally accepted accounting principles
(GAAP), net loss for the third quarter of fiscal 2006 was $1.6 million, or $0.07 per share, compared with a net loss of $1.3 million, or $0.06 per share, for the same period a year ago and with net income of $176,000, or $0.01 per share, for the second quarter of fiscal 2006.
    Excluding the effects of FAS123R, the company would have reported net income of $1.4 million, or $0.06 per share. Net loss for the third quarter of fiscal 2006 included $1.6 million of stock-based compensation expense related to the adoption of FAS123R. The exclusion of FAS123R from the company's net income represents a non-GAAP measure provided by the company to allow comparability to prior fiscal periods.
    "We are very pleased to have achieved both sequential license revenue growth and continued profitability on a non-GAAP basis. These achievements are a result of the improvements we continue to make in managing the sales and engineering processes involved in licensing our semiconductor IP. We believe that these improvements together with the organizational changes that we've made in recent quarters will enable us to cost-effectively scale our semiconductor IP licensing growth," said Adam Kablanian, president and CEO.
    Virage Logic also announced today its business outlook for the fourth quarter of fiscal 2006 ending September 30, 2006. The company currently anticipates total revenues of approximately $15.4 million to $15.8 million, including royalties of approximately $4.0 million to $4.3 million. The company expects to report a GAAP net loss of approximately $0.00 to $0.03 per share. The company also expects $1.8 million of stock-based compensation expense per FAS123R. Without the impact of stock-based compensation expense, the company would expect earnings per diluted share of $0.04 to $0.06 for the fourth fiscal quarter. Although this news release will be available on the company's website, the company disclaims any duty or intention to update these or any other forward-looking statements.
    Virage Logic's management plans to hold a teleconference on third-quarter 2006 results at 1:30 p.m. PT / 4:30 p.m. ET today. A live webcast of management's teleconference regarding third-quarter results will be available to all investors, and an archived webcast will be available from July 27, 2006 until July 27, 2007 on the Investor Relations page of Virage Logic's website at http://www.viragelogic.com. In addition, a telephonic replay will be available through August 3, 2006 at (719) 457-0820, access code 5514747.

    About Virage Logic

    Founded in 1996, Virage Logic Corporation (Nasdaq:VIRL) rapidly established itself as a technology and market leader in providing advanced embedded memory intellectual property (IP) for the design of complex integrated circuits. Now, as the company celebrates its 10th anniversary, it is a global leader in semiconductor IP platforms comprising embedded memories, logic, and I/Os and is pioneering the development of a new class of IP called Silicon Aware IP(TM). Silicon Aware IP tightly integrates Physical IP (memory, logic and I/Os) with the embedded test, diagnostic, and repair capabilities of Infrastructure IP to help ensure manufacturability and optimized yield at the advanced process nodes. Virage Logic's highly differentiated product portfolio provides higher performance, lower power, higher density and optimal yield to foundries, integrated device manufacturers (IDMs) and fabless customers who develop products for the consumer, communications and networking, hand-held and portable, and computer and graphics markets. The company uses its FirstPass-Silicon(TM) Characterization Lab for certain products to help ensure high quality, reliable IP across a wide range of foundries and process technologies. The company also prides itself on providing superior customer support and was recently named Customer Service Leader of the Year in the Semiconductor IP Market by Frost & Sullivan. Headquartered in Fremont, California, Virage Logic has R&D, sales and support offices worldwide. For more information, visit www.viragelogic.com.

    Safe Harbor Statement under the Private Securities Litigation
Reform Act of 1995:

    Statements made in this news release, other than statements of historical fact, are forward-looking statements, including, for example, statements relating to industry and company trends, business outlook and products. Forward-looking statements are subject to a number of known and unknown risks and uncertainties, which might cause actual results to differ materially from those expressed or implied by such statements. These risks and uncertainties include Virage Logic's ability to improve its operations; its ability to forecast its business, including its revenue, income and order flow outlook; Virage Logic's ability to execute on its strategy to become a provider of semiconductor IP platforms; Virage Logic's ability to continue to develop new products and maintain and develop new relationships with third-party foundries and integrated device manufacturers; adoption of Virage Logic's technologies by semiconductor companies and increases or fluctuations in the demand for their products; the company's ability to overcome the challenges associated with establishing licensing relationships with semiconductor companies; the company's ability to obtain royalty revenues from customers in addition to license fees, to receive accurate information necessary for calculating royalty revenues and to collect royalty revenues from customers; business and economic conditions generally and in the semiconductor industry in particular; competition in the market for semiconductor IP platforms; and other risks including those described in the company's Annual Report on Form 10-K for the period ended September 30, 2005, and in Virage Logic's other periodic reports filed with the SEC, all of which are available from Virage Logic's website (www.viragelogic.com) or from the SEC's website (www.sec.gov), and in news releases and other communications. Virage Logic disclaims any intention or duty to update any forward-looking statements made in this news release.

    All trademarks are the property of their respective owners and are protected herein.




  Reconciliation of Third Quarter GAAP to Non-GAAP Financial Results
  ------------------------------------------------------------------

    Statement of Operations Reconciliation            Three Months
    (in thousands)                                       Ended
                                                        June 30,
                                                          2006

    GAAP net loss                                      $  (1,590)
    FASB 123R stock-based compensation expense             1,621
    Tax effect                                             1,411
                                                       ----------
    Non-GAAP net income                                $   1,442
                                                       ==========


                       Virage Logic Corporation
            Unaudited Consolidated Statements of Operations
               (In thousands, except per-share amounts)


                         Three Months Ended         Nine Months Ended
                         ------------------         -----------------
                              June 30,                  June 30,
                          2006        2005          2006        2005
                          ----        ----          ----        ----
Revenues:
   License           $   11,084    $  9,253     $  31,852  $   32,424
   Royalties              4,262       2,701        12,415       8,173
                        --------    --------      --------    --------
    Total revenues       15,346      11,954        44,267      40,597
Cost and expenses:
 Cost of revenues         4,151       3,373        11,367       9,512
 Research and
  development             5,473       5,366        16,429      15,228
 Sales and marketing      4,027       3,794        12,585      12,116
 General and
  administrative          2,150       2,235         7,615       6,278
                        --------    --------      --------    --------
    Total cost and
     expenses            15,801      14,768        47,996      43,134
                        --------    --------      --------    --------
Operating loss             (455)     (2,814)       (3,729)     (2,537)
Interest income and
 other, net                 924         433         2,208       1,171
                        --------    --------      --------    --------
Income (loss) before
 taxes                      469      (2,381)       (1,521)     (1,366)
Income tax provision
 (benefit)                2,059      (1,083)          135        (819)
                        --------    --------      --------    --------

Net loss             $   (1,590)   $ (1,298)    $  (1,656) $     (547)
                        ========    ========      ========    ========

Loss per share:
     Basic           $    (0.07)   $  (0.06)    $   (0.07) $    (0.02)
     Diluted         $    (0.07)   $  (0.06)    $   (0.07) $    (0.02)

Shares used in
 computing per share
 amounts:
     Basic               22,384      22,359        22,393      22,097
     Diluted             22,384      22,359        22,393      22,097


                       Virage Logic Corporation
                 Unaudited Consolidated Balance Sheets
                            (In thousands)

                                            June 30,     September 30,
                                              2006           2005
                                              ----           ----

ASSETS:
Current assets:
   Cash and cash equivalents              $    36,833    $     26,841
   Short-term investments                      32,942          34,410
   Accounts receivable, net                    12,337          14,201
   Costs in excess of related
    billings on uncompleted contracts             344             896
   Prepaid expenses and other current
    assets                                      4,268           4,517
   Taxes receivable                             1,193             493
                                           -----------     -----------
       Total current assets                    87,917          81,358

   Property, equipment and leasehold
    improvements, net                           4,931           5,093
   Goodwill                                     9,782           9,782
   Other intangible assets, net                 2,086           2,375
   Deferred tax assets                          9,549           8,604
   Long-term investments                        8,039           6,587
   Other long term assets                         277             695
                                           -----------     -----------

         Total assets                     $   122,581    $    114,494
                                           ===========     ===========

LIABILITIES AND STOCKHOLDERS' EQUITY:
Current liabilities:
   Accounts payable                       $       879    $        770
   Accrued expenses                             4,417           3,623
   Deferred revenue                             8,488           8,440
   Income taxes payable                         2,420           1,441
                                           -----------     -----------
       Total current liabilities               16,204          14,274
 Deferred tax liabilities                         852             852
                                           -----------     -----------
       Total liabilities                       17,056          15,126

 Stockholders' equity:
   Common stock                                    23              23
   Additional paid-in capital                 128,340         120,548
   Accumulated other comprehensive
    income (loss)                                  73              52
   Accumulated deficit                        (22,911)        (21,255)
                                           -----------     -----------
       Total stockholders' equity             105,525          99,368
                                           -----------     -----------

          Total liabilities and
           stockholders' equity           $   122,581   $     114,494
                                           ===========     ===========


    CONTACT: Virage Logic Corporation
             Christine Russell, 510-360-8025
             Christine.russell@viragelogic.com